EXHIBIT 3.1.7

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

TRANSCEND SERVICES, INC.

TRANSCEND SERVICES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”) does hereby certify:

FIRST: That the Board of Directors of this Corporation, at a meeting held on May 6, 2003, duly adopted resolutions setting forth a proposed Certificate of Amendment of the Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and submitting said amendment to the stockholders of this Corporation for consideration thereof. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation, as amended, be further amended by deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

“IV.

The aggregate number of shares which the Corporation shall have the authority to issue is Seventeen Million (17,000,000) of which Fifteen Million (15,000,000) shall be common stock, par value $0.05 per share, and Two Million (2,000,000) shall be preferred stock, par value $0.01 per share. Such shares of such preferred stock may be issued by from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the preferred stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.”

SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL was voted in favor of such amendment.

THIRD: That said Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: This Certificate of Amendment shall become effective upon the time of its filing with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this 25th day of June, 2003.

TRANSCEND SERVICES, INC.

By:	/s/ LARRY G. GERDES
Larry G. Gerdes, President and Chief Executive Officer

ATTEST:

By:	/s/ JOSEPH G. BLESER
Name: Title:	Joseph G. Bleser Secretary